Exhibit 99.1

ShotSpotter Reports Third Quarter 2021 Financial Results

Quarterly Revenues Increase 28% Year-over-Year to $14.5 Million

NEWARK, CA – November 9, 2021 – ShotSpotter, Inc. (NASDAQ: SSTI), a leader in precision policing technology solutions that enable law enforcement to more effectively respond to, investigate and deter crime, today reported financial results for the third quarter ended September 30, 2021.

Third Quarter 2021 Financial and Operational Highlights

•
Revenues increased 28% to $14.5 million from $11.4 million for the same quarter of 2020.
•
Gross profit increased 25% to $8.0 million (55% of revenues) from $6.4 million (57% of revenues) for the same quarter of 2020.
•
Net loss of $949,000 or $(0.08) per basic and diluted share (based on 11.7 million basic and diluted weighted average shares outstanding), from net income of $566,000 or $0.05 per basic and diluted share (based on 11.4 million basic and 11.7 million diluted weighted average shares outstanding) for the same quarter of 2020.
•
Adjusted EBITDA1 was $2.2 million, or 15% of revenues, from $3.3 million, or 29% of revenues, for the same quarter of 2020.
•
Went "live" with ShotSpotter Respond in three new cities, had seven expansions in current customer cities, and booked two new campus customers without any customer or mileage attrition.
•
Maintained a strong balance sheet with $13.1 million in cash and cash equivalents and $20.0 million available on the company’s line of credit at the end of the quarter.
•
Repurchased 26,404 shares for a total of approximately $0.9 million.

1See the section below titled “Non-GAAP Financial Measures” for more information about Adjusted EBITDA, and their reconciliation to GAAP net (loss) income.

Management Commentary

“The third quarter marked another successful period for ShotSpotter, highlighted by 28% year-over-year revenue growth and solid adjusted EBITDA generation,” said ShotSpotter CEO Ralph Clark. “Our robust growth trajectory is being driven by continued traction securing new wins, expanding deployments, and retaining customers. During the quarter, we went live with three new Respond cities, expanded in seven cities, and booked two new campus customers, demonstrating the effectiveness of our strategic growth initiatives. With our ongoing retention success, we expect that our revenue attrition this year will be less than 1%, which is significantly lower than our original forecast and serves as a powerful testament to the stickiness of our solutions and the value our technology provides to agencies tasked with preventing and responding to violent crime.

“We entered the fourth quarter with encouraging momentum and a strong pipeline across our Precision Policing Platform, including ShotSpotter Investigate, our new cloud-based case management software that empowers law enforcement agencies to investigate crime more efficiently and effectively. Our early traction with Investigate and the positive feedback from agencies validate our decision to further expand our platform’s capabilities to include broader investigative and case management use cases that grow our total addressable market. More broadly, our business is experiencing a robust funding environment driven by direct federal funding to cities through the $350 billion American Rescue Plan, a return to congressional earmarks and a public endorsement of gunshot detection from the current administration. This favorable backdrop coupled with our increasing cross-solution sales momentum gives us increased confidence in outlook for 2021 and growth prospects for 2022.”

Third Quarter 2021 Financial Results

Revenues for the third quarter of 2021 increased 28% to $14.5 million from $11.4 million for the same period in 2020. The increase in revenues reflects an increase in new live miles and customer expansions as well as contribution from LEEDS, which was acquired in the fourth quarter of 2020.

Gross profit for the third quarter of 2021 was $8.0 million (55% of revenues), compared to $6.4 million (57% of revenues) for the same period in 2020. The decrease in gross profit margin was primarily due to the lower gross margin from LEEDS professional services, which is expected to improve during the next two quarters.

Total operating expenses for the third quarter of 2021 were $8.9 million, compared to $5.8 million for the same period in 2020. The increase in operating expenses was primarily due to increased legal fees, personnel-related costs as well as incremental expenses associated with LEEDS.

Net loss totaled $949,000 or $(0.08) per basic and diluted share (based on 11.7 million basic and diluted weighted average shares outstanding), compared to net income of $566,000, or $0.05 per basic and diluted share (based on 11.4 million basic and 11.7 million diluted weighted average shares outstanding), for the same period in 2020.

Adjusted EBITDA for the third quarter of 2021 totaled $2.2 million, compared to $3.3 million in the same period last year.

Financial Outlook

The company reiterated its full year 2021 revenue guidance to $60 million to $61 million, representing 32% year-over-year growth at the midpoint of the guidance range. With expected increases in legal and strategic communications costs, the company expects to incur a net loss for the year. For fiscal 2022, management currently expects revenues of $71.0 million to $73.0 million, representing an increase of between 17% and 21% compared to projected fiscal 2021 revenues at the midpoint of the 2021 guidance range.

The company’s financial outlook statements are based on current expectations. The preceding statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Safe Harbor Statement” below.

Conference Call

ShotSpotter will hold a conference call today November 9, 2021 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on business conditions.

ShotSpotter management will host the presentation, followed by a question and answer period.

U.S. dial-in: 1-855-327-6838

International dial-in: 1-604-235-2082

Conference ID: 10016897

The conference call will be broadcast simultaneously and is available for replay in the investor section of the company’s website at www.shotspotter.com.

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact ShotSpotter’s investor relations team at 1-949-574-3860.

A replay of the call will be available after 7:30 p.m. Eastern Time through December 9, 2021.

U.S. replay dial-in: 1-844-512-2921

International replay dial-in: 1-412-317-6671

Replay ID: 10016897

Non-GAAP Financial Measures

Adjusted net (loss) income: Adjusted net (loss) income, a non-GAAP financial measure, represents the company’s net income or loss before acquisition related expenses.

Adjusted EBITDA: Adjusted EBITDA, a non-GAAP financial measure, represents the company’s net income or loss before interest (income) expense, income taxes, depreciation, amortization and impairment, stock-based compensation expense and acquisition related expenses. Adjusted EBITDA is a measure used by management internally to understand and evaluate the company’s core operating performance and trends across accounting periods and in connection with developing future operating plans, making strategic decisions regarding the allocation of capital and considering initiatives focused on cultivating new markets for our solutions. In particular, the exclusion of these expenses in calculating adjusted EBITDA facilitates comparisons of the company’s operating performance on a period-to-period basis.

ShotSpotter believes adjusted net (loss) income and adjusted EBITDA also provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors. For example, ShotSpotter adjusts EBITDA for stock-based compensation expense and acquisition related expenses because such expenses often vary for reasons that are generally unrelated to financial and operational performance in any particular period. Stock-based compensation is utilized by ShotSpotter to attract and retain employees with a goal of long-term retention and the alignment of employee interests with those of the company and its stockholders, rather than to address operational performance for any particular period based financial performance measures, in particular net income or loss, and our other GAAP financial results.

The following table presents a reconciliation of adjusted net (loss) income to GAAP net (loss) income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands, except share and per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
GAAP net (loss) income	$(949)	$566	$(1,120)	$1,445
Less:
Acquisition related expenses	—	—	165	—
Adjusted net (loss) income	$(949)	$566	$(955)	$1,445
Adjusted net (loss) income per share, basic	$(0.08)	$0.05	$(0.08)	$0.13
Adjusted net (loss) income per share, diluted	$(0.08)	$0.05	$(0.08)	$0.12
Weighted average shares used in computing adjusted net (loss) income per share, basic	11,680,413	11,423,079	11,634,422	11,383,860
Weighted average shares used in computing adjusted net (loss) income per share, diluted	11,680,413	11,727,112	11,634,422	11,718,770

The following table presents a reconciliation of adjusted EBITDA to net (loss) income, the most directly comparable GAAP measure, for each of the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
	(unaudited)		(unaudited)
GAAP net (loss) income	$(949)	$566	$(1,120)	$1,445
Less:
Interest income	(8)	(3)	(28)	(101)
Income taxes	—	8	49	(1)
Depreciation, amortization and impairment	1,745	1,495	5,097	4,207
Stock-based compensation expense	1,453	1,196	4,322	3,246
Acquisition related expenses	—	—	165	—
Adjusted EBITDA	$2,241	$3,262	$8,485	$8,796

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to statements regarding revenue and GAAP profitability guidance for full year 2021 and 2022, expected changes in gross margin, the Company’s expectations for demand for ShotSpotter Investigate and the funding environment for the company’s products. Words such as "expect," "anticipate," "should," "believe," "target," "project," "goals," "estimate," "potential," "predict," "may," "will," "could," "intend," variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the company’s control. The company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the company’s ability to successfully negotiate and execute contracts with new and existing customers in a timely manner, if at all; the company’s ability to address the business and other impacts and uncertainties associated with the COVID-19 pandemic; the company’s ability to maintain and increase sales, including sales of the company’s newer product lines; the availability of funding for the company’s customers to purchase the company’s solutions; the complexity, expense and time associated with contracting with government entities; the company’s ability to maintain and expand coverage of existing public safety customer accounts and further penetrate the public safety market; the company’s ability to sell its solutions into international and other new markets; the lengthy sales cycle for the company’s solutions; changes in federal funding available to support local law enforcement; the company’s ability to deploy and deliver its solutions; the potential effects of negative publicity; and the company’s ability to maintain and enhance its brand, as well as other risk factors included in the company’s most recent quarterly report on Form 10-Q and other SEC filings. These forward-looking statements are made as of the date of this press release and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Except as required by law, the company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

About ShotSpotter, Inc.

ShotSpotter (NASDAQ: SSTI) is a leader in precision policing technology solutions that enable law enforcement to more effectively respond to, investigate and deter crime. The company’s products are trusted by more than 100 U.S. cities to help make their communities safer. The platform includes its flagship product, ShotSpotter Respond™, the leading gunshot detection, location, and forensic system, ShotSpotter Connect™, patrol management software to dynamically direct patrol resources to areas of greatest risk and more effectively deter crime, and ShotSpotter Investigate™, an investigative case management solution that helps detectives connect the dots and share information more effectively to improve case clearance rates. ShotSpotter also serves the corporate and college security markets and has been designated a Great Place to Work® Company.

Company Contact:

Alan Stewart, CFO

ShotSpotter, Inc.

+1 (510) 794-3100

astewart@shotspotter.com

Investor Relations Contacts:

Matt Glover

Gateway Investor Relations

+1 (949) 574-3860

SSTI@gatewayir.com

JoAnn Horne

Market Street Partners

+1 (415) 877-4012

jhorne@marketstreetpartners.com

ShotSpotter, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Revenues	$14,547	$11,350	$44,184	$33,085
Costs
Cost of revenues	6,520	4,745	19,137	13,440
Impairment of property and equipment	—	161	25	161
Total costs	6,520	4,906	19,162	13,601
Gross profit	8,027	6,444	25,022	19,484
Operating expenses
Sales and marketing	4,018	2,400	11,881	7,237
Research and development	1,703	1,375	5,156	4,104
General and administrative	3,217	2,040	8,900	6,627
Total operating expenses	8,938	5,815	25,937	17,968
Operating (loss) income	(911)	629	(915)	1,516
Other income (expense), net
Interest income, net	8	3	28	101
Other expense, net	(46)	(58)	(184)	(173)
Total other income (expense), net	(38)	(55)	(156)	(72)
(Loss) income before income taxes	(949)	574	(1,071)	1,444
Provision (benefit) for income taxes	—	8	49	(1)
Net (loss) income	$(949)	$566	$(1,120)	$1,445
Net (loss) income per share, basic	$(0.08)	$0.05	$(0.10)	$0.13
Net (loss) income per share, diluted	$(0.08)	$0.05	$(0.10)	$0.12
Weighted average shares used in computing net (loss) income per share, basic	11,680,413	11,423,079	11,634,422	11,383,860
Weighted average shares used in computing net (loss) income per share, diluted	11,680,413	11,727,112	11,634,422	11,718,770

ShotSpotter, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$13,114	$16,043
Accounts receivable and contract asset	13,374	12,921
Prepaid expenses and Other current assets	2,880	2,172
Total current assets	29,368	31,136
Property and equipment, net	16,493	15,346
Operating lease right-of-use assets	491	882
Goodwill	2,816	2,811
Intangible assets, net	13,807	14,540
Other assets	1,924	1,605
Total assets	$64,899	$66,320
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$1,443	$1,192
Deferred revenue, short-term	21,218	24,174
Accrued expenses and other current liabilities	5,869	5,613
Total current liabilities	28,530	30,979
Deferred revenue, long-term	612	405
Other liabilities	481	631
Total liabilities	29,623	32,015
Stockholders' equity
Common stock	58	58
Additional paid-in capital	130,855	128,771
Accumulated deficit	(95,474)	(94,354)
Accumulated other comprehensive loss	(163)	(170)
Total stockholders' equity	35,276	34,305
Total liabilities and stockholders' equity	$64,899	$66,320